Exhibit 10.17

October 16, 2012

Dear Peter,

Twitter, Inc. (the “Company”) is pleased to invite you to join its Board of Directors. The Board of Directors currently consists of six members and you will be the seventh member. Your responsibilities as a director of the Company will be governed by Delaware law.

In connection with your service as a member of the Board of Directors, you will be granted 200,000 restricted stock units (“RSUs”) of the Company. The RSUs will be subject to the terms and conditions set forth in the Company’s equity plan. You will earn 25% of the RSUs on the first year anniversary of the first day of the month after your service on the Board of Directors begins, provided you have been continuously providing services to the Company during that time, and the balance over the next three years of continuous service, as described in the equity plan. Earned RSUs vest and become stock owned by you only after the Company shares are generally liquid, meaning after the Company has been acquired or six months after an initial public offering. The award of RSUs and issuance of shares are subject to satisfaction of all applicable state and federal securities laws.

The Company will reimburse you for all reasonable travel expenses that you incur in connection with your attendance at meetings of the Board of Directors, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, you will receive indemnification as a director of the Company as set forth in the Company’s certificate of incorporation and bylaws.

While you serve on the Board of Directors of the Company, please notify the Company’s legal department of any conflicts of interests that may arise with respect to the Company.

We hope that you will accept our offer to join the Company’s Board of Directors and indicate your agreement with these terms and accept this offer by signing and dating this letter.

Very truly yours,
Twitter, Inc.

/s/ Richard Costolo
Richard Costolo, CEO and Board Member

I have read and accept this offer to join the Twitter, Inc. Board of Directors:

/s/ Peter Chernin	11-7-12
Peter Chernin	Date